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                                                                    EXHIBIT 99.2

                          ULTRAPETROL (BAHAMAS) LIMITED

              OFFER TO EXCHANGE ITS OUTSTANDING 9% FIRST PREFERRED
                          SHIP MORTGAGE NOTES DUE 2014,
         FOR 9% FIRST PREFERRED SHIP MORTGAGE NOTES DUE 2014, WHICH HAVE
                BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                                   [________, 2005]

To Securities Brokers and Dealers, Commercial Banks, Trust Companies and Other
Nominees:

      Ultrapetrol (Bahamas) Limited (the "Company") is making an offer (the "Exchange Offer") to exchange its 9% First Preferred Ship Mortgage Notes due 2014 (the "Exchange Notes") for any or all of its outstanding 9% First Preferred Ship Mortgage Notes due 2014 (the "Outstanding Notes"), as described in the enclosed prospectus dated [______, 2005] (the "Prospectus"), and the enclosed letter of transmittal (the "Letter of Transmittal").

      We are asking you to contact your clients for whom you hold securities positions in Outstanding Notes.

      You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any transfer taxes applicable to the exchange of Outstanding Notes for Exchange Notes in the Exchange Offer, except as otherwise provided in the Instructions in the Letter of Transmittal.

      Enclosed are copies of the following documents:

      1. The Prospectus.

      2. The Letter of Transmittal for your use and for the information of your clients.

      3. A form of letter which may be sent to your clients for whose accounts you hold securities positions in Outstanding Notes, with Instructions With Respect to the Exchange Offer attached thereto, for obtaining such clients' instructions with regard to this Exchange Offer.

      4. A return envelope addressed to Manufacturers and Traders Trust Company, as exchange agent (the "Exchange Agent"). Your prompt action is required. This Exchange Offer will expire at 5:00 p.m., New York City time, on [ , 2005], unless the Company extends it. You may withdraw tendered Outstanding Notes at any time prior to 5:00 p.m., New York City time, on [ , 2005], or thereafter in certain circumstances.

      To participate in this Exchange Offer, the Exchange Agent must receive, prior to the expiration of the Exchange Offer, either (1) book-entry confirmation of a valid book-entry transfer, or (2) certificates for Outstanding Notes and a duly executed and properly completed Letter of Transmittal, together with any other required documents described in the Letter of Transmittal and the Prospectus.

      Holders of Outstanding Notes who are tendering by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC") can execute their tender through the DTC Automated Tender Offer Program ("ATOP"). DTC participants wishing to participate in the Exchange Offer must transmit their acceptance thereof to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Exchange Offer in lieu of execution and delivery of the Letter of Transmittal by the DTC participant identified in the Agent's Message. Accordingly, the Letter of Transmittal need not be completed by a holder tendering through ATOP. You may obtain additional copies of the enclosed material from Manufacturers and Traders Trust Company, as Exchange Agent; tel.: (410)-949-3167.

                                                 Very truly yours,

                                                 ULTRAPETROL (BAHAMAS) LIMITED

Nothing in the Letter of Transmittal or in the enclosed documents will make you or any person an agent of Ultrapetrol (Bahamas) Limited or the Exchange Agent, or authorize you or any other person to make any statements on behalf of either of them with respect to this Exchange Offer, except for statements expressly made in the Prospectus or the Letter of Transmittal.

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